Exhibit 10.1

EXECUTION VERSION

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS AS PRIVATE AND CONFIDENTIAL. REDACTED INFORMATION IS INDICATED BY [***]

LIMITED LIABILITY COMPANY AGREEMENT

OF

SOLUNA MB KK II JVCO, LLC

Dated as of June 3, 2026

THE LIMITED LIABILITY COMPANY INTERESTS REPRESENTED BY THIS LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE FEDERAL OR STATE SECURITIES LAWS. SUCH INTERESTS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

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7.03.	Rights of Unadmitted Transferee	12
7.04.	Admission of Transferee as Member	12
7.05.	Effect of Disposition	12
7.06.	Prohibited Transfers	13
7.07.	Intentionally Omitted	13
7.08.	Conversion to Corporation or other Business Entity	13
7.09.	Repurchase Right	14
7.10.	Fair Value Determination	15

ARTICLE VIII	WITHDRAWAL	16

8.01.	Restrictions on Withdrawal	16
8.02.	Withdrawal Payment; Reserves	17
8.03.	Withdrawing Member’s Rights	17

ARTICLE IX	DISSOLUTION, LIQUIDATION, AND TERMINATION	17

9.01.	Dissolution	17
9.02.	Liquidation	18

ARTICLE X	BOOKS AND RECORDS, ACCOUNTING AND TAX ELECTIONS	18

10.01.	Maintenance of Records	18
10.02.	Reports to Members	19
10.03.	Tax Elections; Determinations Not Provided for in Agreement	19
10.04.	Partnership Representative/Tax Audits	19

ARTICLE XI	GENERAL PROVISIONS	20

11.01.	Notices	20
11.02.	Interpretation	21
11.03.	Governing Law; Jurisdiction; Venue	21
11.04.	Binding Agreement	22
11.05.	Severability	22
11.06.	Entire Agreement	22
11.07.	Further Action	23
11.08.	Amendment or Modification	23
11.09.	Counterparts	23
11.10.	Member Representations	23
11.11.	Soluna Representations	24
11.12.	Representation	25

EXHIBIT A	SCHEDULE OF MEMBERS
EXHIBIT A-1	EXPENSES FUNDED BY SOLUNA
EXHIBIT B	DEFINITIONS
EXHIBIT C	TAX PROVISIONS
EXHIBIT D	CERTAIN TERMS
EXHIBIT E	EXISTING CONTRACTS
EXHIBIT F-1	PHASE 1 PROPERTY
EXHIBIT F-2	PHASE 2 PROPERTY

ii

LIMITED LIABILITY COMPANY AGREEMENT

OF

SOLUNA MB KK II jvco, LLC

This LIMITED LIABILITY COMPANY AGREEMENT (as amended, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”) of soluna mb KK ii jvco, LLC (the “Company”), a limited liability company organized pursuant to the Delaware Limited Liability Company Act (together with any successor statute, and as amended from time to time, the “Act”), dated as of June 3, 2026 (the “Effective Date”), is entered into by and among the Company and the Persons (as defined herein) listed on Exhibit A hereto who have executed this Agreement as of the Effective Date or may enter into a Joinder Agreement (as defined herein), from time to time, after the Effective Date.

WITNESSETH:

WHEREAS, on May 22, 2026, the Company was formed pursuant to the provisions of the Act;

WHEREAS, the Company is a “manager” managed limited liability company in accordance with §18-402 of the Act, and is managed by the Manager (as defined herein) in accordance with the terms hereof;

WHEREAS, the Company is the sole member of (a) Soluna MB KK II LandCo Phase I, LLC, a Delaware limited liability company (the “Phase I LandCo”) and (b) Soluna MB KK II LandCo Phase II, LLC , a Delaware limited liability company (the “Phase II LandCo”);

WHEREAS, the Phase I LandCo is the fee owner of the Phase I Property (as such term is hereinafter defined);

WHEREAS, Soluna Energy, Inc., a Nevada corporation and an Affiliate of Soluna (“Original Buyer”), as buyer, entered into that certain Purchase and Sale Agreement, dated as of March 10, 2026 (as amended and/or assigned, the “Purchase Agreement”) with [***], as seller, for the purchase of the Phase II Property;

WHEREAS, on the Effective Date, the Original Buyer has assigned its right, title and interest as buyer under the Purchase Agreement to the Phase II LandCo pursuant to that certain Assignment of Purchase and Sale Agreement, dated as of the Effective Date, by and between the Original Buyer and the Phase II LandCo; and

WHEREAS, the Members intend for the Manager to cause the Company to cause (a) the Phase I LandCo to develop the Phase I Property as the Phase I Project (as such term is hereinafter defined) and (b) upon the acquisition of the Phase II Property pursuant to the terms of the Purchase Agreement by the Phase II LandCo, to develop the Phase II Property as the Phase II Project (as such term is hereinafter defined).

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for all other consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Article I

DEFINITIONS

Certain defined terms used in this Agreement are set forth in Exhibit B.

Article II

ORGANIZATION

2.01. Formation. The Company has been organized as a Delaware (the “State of Formation”) limited liability company pursuant to the Act by the filing of a certificate of formation with the Secretary of State of the State of Delaware May 22, 2026 (as may be amended from time to time, the “Certificate of Formation”).

2.02. Name. The name of the Company is “SOLUNA MB KK ii JVCO, LLC,” and all of the Company business shall be conducted under that name or such other names that comply with Applicable Law as the Manager may select from time to time.

2.03. Registered Agent; Registered Office. The registered agent of the Company shall be The Corporation Trust Company, and the registered office of the Company in the State of Formation shall be 1209 Orange Street, Wilmington, DE 19801 or such other office (which need not be a place of business of the Company) as the Manager may designate from time to time in the manner provided by Applicable Law.

2.04. Principal Office; Other Offices. The principal office of the Company shall be at such place as the Manager may designate from time to time, which need not be in the State of Formation. As of the Effective Date, the principal office of the Company is located at 325 Washington Ave. Extension, Albany, NY 12205. The Company may change its principal office or have such other offices as the Manager may designate from time to time.

2.05. Purposes.

(a) The purpose and business of the Company shall be to acquire and own, directly or indirectly, (i) all of the interests in LandCo and (ii) the Property, and in connection therewith, to directly or indirectly (x) act and perform as the sole member of any Subsidiary, and (y) lease, enter into services agreements, manage, develop, operate, improve, finance, sell and otherwise realize economic benefits from the Property and the Project.

(b) The Company shall not engage in any other business or activity without the prior consent of all the Members.

2.06. Term. The Company commenced its existence on May 22, 2026, and shall have perpetual existence, unless sooner terminated in accordance with the provisions of this Agreement.

2.07. No State Law Partnership. The Members intend that the Company shall not be a partnership or joint venture, and that no Member shall be a partner or joint venturer of any other Member in connection with this Agreement, for any purpose other than federal, state, and local tax purposes, and the provisions of this Agreement shall not be construed otherwise.

2.08. Liability to Third Parties. No Member shall be liable for the debts, obligations, or liabilities of the Company, except to the extent required under the Act with respect to amounts distributed to the Member at a time when the Company was insolvent or was rendered insolvent by virtue of the distribution.

Article III

MEMBERSHIP; CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS; REVALUATIONS

3.01. Membership Interests.

(a) Subject to the terms of this Agreement, the Company is authorized to issue Membership Interests, which shall constitute limited liability company interests under the Act. The Membership Interests initially shall consist of two (2) classes, “Class A Interests” and “Class B Interests,” and shall have the rights, preferences, privileges, limitations, restrictions and/or obligations as set forth herein. Subject to the terms of this Agreement, the Manager is authorized to create and issue new Membership Interests or other Securities, which may have rights, preferences, privileges, limitations, restrictions and/or obligations that are junior to, pari passu with or senior to any other class or series of Membership Interests or other Securities. To the fullest extent permitted by the Act, but subject to the terms of this Agreement, the Manager may cause the Company to issue Membership Interests or other Securities from time to time in one or more classes, or one or more series of such classes, which classes or series (or the holders thereof) shall have, subject to the provisions of Applicable Law, such rights, preferences, privileges, limitations, restrictions and/or obligations as shall be fixed by the Manager. In creating a class or series of Membership Interests in accordance with this Section 3.01(a), the Manager may grant rights, preferences and privileges solely with respect to that class or series, and not others, and may also impose limitations, restrictions and/or obligations with respect to class or series that are different from those with respect to any other class or series.

(b) The Company is hereby authorized (but is not obligated, unless so determined by the Manager) to issue certificates representing the ownership of Membership Interests in accordance with the Act.

(c) Subject to the terms of this Agreement, the Manager shall have the right at any time and from time to time to cause the Company to issue Class B Interests to Eligible Persons pursuant to Separate Agreements. Separate Agreements with respect to each Class B Interest shall set forth (i) the allocation and distribution provisions with respect to such Class B Interest, and (ii) the vesting, forfeiture, repurchase, transfer and other provisions with respect to such Class B Interest, as determined by the Manager, in its sole and absolute discretion, subject in all respects to the provisions of this Agreement. Each Class B Interest issued pursuant to a Separate Agreement is intended to qualify as a Class B Interest for federal income tax purposes such that if the Company’s assets were sold at fair market value immediately after the grant to a holder of a Class B Interest, and the proceeds were distributed in complete liquidation of the Company, the holder of such Class B Interest would not be entitled to receive any share of such proceeds. The Manager may adjust the allocation and distribution provisions for any Class B Interests as it deems appropriate in connection with any subsequent capital contribution, issuance of Membership Interests, redemption or repurchase of Membership Interests or other similar transaction. Class B Interests shall be treated as issued and outstanding as of the date of issuance and will, except as otherwise provided in the Separate Agreement with respect to such Class B Interests, be treated as Class B Interests with an initial Capital Account of $0.

(i) It is the intention of the parties to this Agreement that each Class B Interest qualifies as a “profits” interest, as defined in Rev. Proc. 93-27, 1993-2 C.B. 343, as clarified by Rev. Proc. 2001-43, 2001-2 C.B. 191, and the Company and the Members shall comply with the provisions of Rev. Proc. 93-27 and Rev. Proc. 2001-43 relating to qualification of each Class B Interest eligible for the favorable tax treatment described in such Revenue Procedures. To that end, the Company and each Member agree that it is the intention of the Members that allocations and distributions to each holder of a Class B Interest be limited to the extent necessary so that each Class B Interest qualifies as a Class B Interest for federal income tax purposes, and this Agreement shall be interpreted consistently therewith. The Members agree that, with respect to each Class B Interest, the Manager may, in its sole and absolute discretion, take such action as it deems necessary to enable the Class B Interests to be treated as Class B Interests and the Company to comply with the requirements of the “Safe Harbor” election within the meaning of the Proposed Revenue Procedure of Notice 2005-43, 2005-24 IRB 1, Proposed Regulations Section 1.83-3(e)(l) or Proposed Regulations Section 1.704-l(b)(4)(xii) at such time as such proposed Procedure and Regulations are effective and to take such actions as may be required by pronouncements or Regulations issued by the Internal Revenue Service or Treasury Department after the Effective Date to enable each such Class B Interest to continue to be treated as a Class B Interest for federal income tax purposes.

3.02. Powers of Members; Voting Rights. Subject to the express provisions of this Agreement, the Members shall have no power to exercise any voting rights except as required by any non-waivable provisions of the Act or other Applicable Law and shall have no independent power to bind the Company. In exercising any voting rights of the Members expressly provided in this Agreement or required under any non-waivable provisions of the Act or Applicable Law: (i) each Class A Interests holder shall have voting rights in proportion to such holder’s Class A Interests held by such holder on the applicable voting date; and (ii) holders of Class B Interests shall have no voting rights (whatsoever) and no separate class voting rights. No Member shall have any independent power to bind the Company.

3.03. Members and Capital Contributions; Acquisition of the Phase II Property; Additional Members; Additional Capital Contributions.

(a) On or prior to the Effective Date, Soluna shall contribute, or cause the contribution of, (i) the Phase I Property to the Phase I LandCo and (ii) the Original Buyer’s right, title and interest as buyer under the Purchase Agreement to the Phase II LandCo, which contributions shall be deemed Capital Contributions of Soluna. The Capital Contributions of the Members (including the Capital Contributions of Soluna pursuant to the foregoing sentence), which Capital Contributions include amounts funded prior to the Effective Date as identified on Exhibit A-1, and all of the outstanding Membership Interests in the Company held by the Members, each of which has executed this Agreement as of the Effective Date, are as set forth opposite such Member’s name on Exhibit A hereto. Subject to, and conditioned upon, the occurrence of a closing under the Purchase Agreement, Soluna or one of its Affiliates shall fund, or cause to be funded on behalf of Phase II LandCo, approximately $19,082,375 as a Capital Contribution (the “Acquisition Capital Contribution”), to the closing escrow under the Purchase Agreement by wire transfer of immediately available federal funds to fund the acquisition of the Phase II Property in accordance with the Purchase Agreement and pay closing costs in connection therewith. The address of each Member is as set forth on Exhibit A. The aggregate amount of the Capital Contributions attributable to each Member as of the Effective Date is as set forth on Exhibit A and shall be maintained in the books and records of the Company. Exhibit A shall be revised from time to time by the Manager following (x) any issuance, repurchase or Transfer of Membership Interests to reflect such issuance, repurchase or Transfer, or (y) a change of address of a Member, except that Exhibit A will not be revised if any of the actions described in clause (x) above was taken in breach of the terms of this Agreement. In addition to the Acquisition Capital Contribution, Soluna hereby commits to contribute a total amount, not to exceed $2,000,000 in the aggregate, to fund Necessary Expenses and other operating expenses as they become due, in each case, subject to approval by the Manager (the “Soluna Capital Commitment”).

(b) No Person shall be admitted to the Company as an additional Member without the consent of the Manager.

(c) No additional Capital Contribution shall be made except the Soluna Capital Commitment or as otherwise approved by the Manager; provided that notwithstanding the foregoing, in the event Soluna fails to timely fund any portion of the Soluna Capital Commitment required to pay Necessary Expenses, Metrobloks may, but is not obligated to, make a loan to the Company in the amounts required to fund such Necessary Expenses, which loan (a “Default Loan”) shall (1) be payable, without penalty or premium, upon a DevCo Event, a sale of the Company, or any other distribution made pursuant to Section 5.02 and, (2) bear interest at a rate not to exceed the lesser of (x) fifteen percent (15%) per annum and (y) the maximum rate permitted by applicable law. Such payments shall be applied first to the payment of accrued interest on such Default Loans and then to the repayment of the principal amounts thereof. Default Loans made most recently in time shall have priority over older Default Loans. The proceeds of each Default Loan being delivered to the Company in immediately available funds and shall be deemed to have been advanced on the date actually advanced.

3.04. Return of Capital Contributions; Special Rules. Except as otherwise expressly provided herein, no Member shall be entitled to the return of any part of its Capital Contribution or to be paid interest in respect of either its Capital Account balance or its Capital Contribution, no Member shall have any personal liability for the return of the Capital Contribution of any other Member, and no Member shall have any priority over any other Member with respect to the return of any Capital Contribution.

Article IV

ALLOCATION OF PROFITS AND LOSSES

After giving effect to the special allocations set forth in Section 3 of Exhibit C, Profits and Losses for any Accounting Period shall be allocated to the Members in a manner that, after giving effect to such allocations the Capital Accounts of the Members are, as nearly as possible, in the same proportionate amounts as (a) the amount each Member would receive if all assets of the Company were sold at the end of such Accounting Period for cash equal to their Gross Asset Values, all liabilities of the Company were satisfied in accordance with their terms (limited in the case of nonrecourse liabilities to the Gross Asset Value of the property securing such liabilities) and all remaining or resulting cash was distributed to the Members pursuant to Section 9.02(b), minus (b) such Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, computed immediately prior to such hypothetical sale of assets.

Article V

DISTRIBUTIONS

5.01. Time of Distributions. Distributions of cash or property shall be made from the Company to the Members in such amounts and at such time or times as determined by the Manager, in its sole and absolute discretion, but in no event later than thirty (30) days following the receipt of any such cash or property by the Company (subject to appropriate reserves as determined in good faith by the Manager).

5.02. Distributions. All distributions to the Members made pursuant to Section 5.01 shall be made in the priorities and amounts set forth below:

(a) first, 100% to the Members who have made Default Loans until such Members have received aggregate distributions under this Section 5.02(a) in amounts: (i) first, equal to all accrued but unpaid interest with respect to such Default Loans in the priority provided in Section 3.03(c); and (ii) thereafter, equal to the unreturned original principal amount of such Default Loans (and with respect to Default Loans made at different times, in the priority provided in Section 3.03(c));

(b) second, 100% to the Members pro rata in accordance with the Members’ outstanding and unreturned Capital Contributions until the Members have received aggregate distributions equal to their aggregate Capital Contributions;

(c) third, 100% to the Members pro rata in accordance with the Members’ unpaid return on their respective Capital Contributions until the applicable Members have received a 14% IRR on their Capital Contributions;

(d) fourth, 100% to Soluna until Soluna has received aggregate distributions under this clause (d) equal to $100,000 per Gross PPA MW of the Project; and

(e) thereafter, 50% to Metrobloks and 50% to Soluna.

5.03. [***].

5.04. Withholding. To the fullest extent permitted by law, each Member hereby agrees to indemnify the Company and the Manager for its allocable share of any applicable tax of any type whatsoever (including withholding taxes, state unincorporated business taxes, taxes imposed under the Partnership Audit Rules and/or any liability for penalties, additions to tax or interest and expenses incurred in respect thereof) attributable to such Member’s share of the income of the Company or attributable to distributions to such Member or resulting from such Member’s failure to provide any requested information. To the extent that the Company is required by Applicable Law to withhold or to make tax or other payments on behalf of or with respect to any Member (including withholding taxes, state unincorporated business taxes, taxes imposed under the Partnership Audit Rules and, in all cases, any interest, penalties, additions to tax, and expenses incurred in respect thereof), the Company shall withhold such amounts from any distribution and make such payments as so required. For purposes of this Agreement, any amount so withheld or so paid shall be treated as a distribution to the Member on whose behalf such amount was withheld or such payment was made. Similarly, if an amount is withheld from a payment to the Company as a result of a characteristic of a Member of the Company (including a failure to provide appropriate tax forms or a characteristic of a Member related or affiliated to such Member, including a direct or indirect beneficial owner thereof) and the Company is not able to recover such withheld amount, such withheld amount shall be treated as a distribution to such Member. In lieu of distribution treatment under this Section 5.04, the Manager may treat such amounts as a demand loan from the Company to the relevant Member, with interest at ten percent (10%) per annum accruing from the date of payment by the Company (or the date that the Company would otherwise have received the amount withheld, in the case of an amount withheld from a payment to the Company) until discharged by such Member by repayment. The Manager may, in their sole and absolute discretion, satisfy any obligation of a Member under this Section 5.04 out of future distributions to such Member. A Member’s obligation to pay or indemnify for a tax (and related interest and penalties) shall survive the Member selling or otherwise disposing of its interest in the Company and the termination, dissolution, liquidation, or winding up of the Company. Any indemnity or payment pursuant to this Section 5.04 shall not be a Capital Contribution but shall to the extent necessary to properly maintain Capital Accounts, increase a Member’s Capital Account.

Article VI

MANAGEMENT

6.01. Management.

(a) Management and control of the Company shall be vested exclusively in the Manager, and the business and affairs of the Company shall be managed under the direction of the Manager in accordance with and subject to this Agreement. The Manager shall always retain the authority to make management decisions notwithstanding any delegation of duties by the Manager to officers, employees or agents. As of the Effective Date, the Manager is Soluna.

(i) Notwithstanding any provision herein contained to the contrary, without the prior written approval of Metrobloks, the Manager shall not permit the Company or any Subsidiary to execute, enter into, amend, modify, waive any right under or terminate any agreement between the Company or any Subsidiary, on the one hand, and Soluna or owner of a direct or indirect interest in Soluna, or any Affiliate thereof, on the other hand; provided, however, that the foregoing approval requirement shall not apply to any agreement or transaction that: (i) is entered into on arms’-length terms (i.e., on terms no less favorable to the Company or such Subsidiary than those that would be obtained in a comparable transaction with an unrelated third party negotiating at arm’s length) or (ii) involves transactional value of less than $500,000 per annum, measured on a per transaction basis or in the aggregate for a series of related transactions.

(b) A Person shall cease to serve as a Manager upon such Person’s death, dissolution or bankruptcy or a ruling by a court of competent jurisdiction that such Person is incompetent. A Manager may voluntarily withdraw from such position at any time upon written notice to all of the Members. A Person may be removed as the Manager only by the Person who has the right to designate the Manager in accordance with Section 6.01(a). Any vacancy in the Manager position shall be filled solely by the Person who has the right to designate the Manager in accordance with Section 6.01(a).

(c) To the fullest extent permitted by Applicable Law (including §18-1101 of the Act), notwithstanding any other provision of this Agreement or otherwise of Applicable Law, neither the Manager nor any Member (collectively, the “Covered Persons”), shall have any fiduciary duty (including any duty of care or duty of loyalty) to the Company, the Manager or any Member by reason of this Agreement or in its, his or her capacity as a Covered Person, nor shall any Covered Persons have any fiduciary duty (including any duty of care or duty of loyalty) to any third party lenders, except that the Manager and the Members shall be subject to the implied contractual covenant of good faith and fair dealing. To the fullest extent permitted by Applicable Law (including §18-1101 of the Act) and except as provided in Section 6.04, neither the Manager nor any Member shall be liable, including under any legal or equitable theory of fiduciary duty (including any duty of care or duty of loyalty) or other theory of liability, to the Company, the Manager or any Member. The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities of the Manager or the Members otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of the Manager and the Members. The Manager and each Member shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters which the Manager or such Member reasonably believes are within such Person’s professional or expert competence.

6.02. Action by Written Consent. Any action permitted or required by the Act or this Agreement to be taken by the Manager may be taken without a meeting if a written consent, setting forth the action taken, is signed by the Manager. Any action permitted or required by the Act or this Agreement to be taken by the Members may be taken without a meeting if a consent in writing, setting forth the action taken, is signed by the Members holding the minimum number of Class A Interests necessary to authorize such action in accordance with this Agreement.

6.03. Officers. The Manager has the authority to appoint, in its sole and absolute discretion, persons serving as officers of the Company and to delegate to such persons such powers, duties and responsibilities as the Manager shall deem to be in the best interests of the Company. Officers of the Company need not be Members and shall have the powers, duties and responsibilities delegated to them by the Manager; provided, however, that the Manager shall always retain the authority to make management decisions (subject to the terms of this Article VI) notwithstanding any delegation of duties by the Manager to any officer of the Company. Officers of the Company shall serve at the pleasure and direction of the Manager, and may be removed or replaced, with or without cause, from time to time, by the Manager, in its sole and absolute discretion, subject to Applicable Law and to any restrictions contained in any Separate Agreement between the Company and any such officer. Officers, in the performance of their duties as such, shall owe to the Company and the Members duties of loyalty and due care of the type owed by the officers of a corporation to such corporation and its stockholders under the laws of the State of Delaware.

6.04. Liability of Parties. To the extent not inconsistent with Applicable Law, neither the Manager, any Member or the Tax Representative, nor any of their respective officers, directors, employees, partners, members, shareholders or Affiliates, nor any officer of the Company, shall be liable, responsible or accountable in damages or otherwise to the Company or to the Manager or any Member for any action taken or for any failure to act on behalf of the Company in connection with the business or operations of the Company, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

6.05. Indemnification. To the extent not inconsistent with Applicable Law, the Company shall indemnify and hold harmless the Manager, the Members and the Tax Representative and all of their respective Affiliates, officers, directors, managers, employees, partners, members, shareholders and agents, and all of the Company’s officers and its designees on the board of managers (or similar governing body) of any Subsidiary of the Company, from any loss, liability, damage or expense (including any judgment, award or settlement and reasonable attorneys’ costs, expenses and fees, costs and expenses of investigation, and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim) arising out of (a) any acts or omissions or alleged acts or omissions in connection with their activities or the activities of any of their respective employees or agents on behalf of the Company or any Subsidiary thereof, or in connection with the business or operations of the Company or any Subsidiary thereof, and (b) any liability imposed upon any of them under any statute, rule or regulation (including any statute, rule or regulation relating to environmental matters) applicable to the Company or any Subsidiary thereof, or their respective officers, directors or employees; provided that the acts or omissions or the alleged acts or omissions upon which the action or threatened action, proceeding or claim is based were not performed or omitted by the indemnified party fraudulently, with willful misconduct, in bad faith or in violation of this Agreement or any Separate Agreement, as determined by the Manager, in its sole and absolute discretion. Reasonable expenses incurred by any such indemnified party in connection with the matters referred to above may be paid or reimbursed by the Company in advance of the final disposition of the proceeding, regardless of whether the Company, a Member, or an Affiliate of the Company or Member, has asserted claims against the indemnified party, upon receipt by the Company of (i) a written affirmation by the indemnified party of his or its good faith belief that he, she or it met the standard of conduct necessary for indemnification by the Company, and (ii) a written undertaking by or on behalf of the indemnified party to promptly repay such amount if it shall ultimately be determined by a court of competent jurisdiction (not subject to further appeal) that he, she or it has not met that standard of conduct. The foregoing indemnification rights will be in addition to and not in lieu of any other contractual rights to indemnification granted to any Person by the Company or any Subsidiary thereof.

6.06. Confidentiality. Except as otherwise provided in this Section 6.06, as an inducement for each of the Members to enter into this Agreement and in order to protect and preserve the legitimate business interests of each of the Members and the goodwill to be developed by and acquired by the Company in its business, each Member agrees as follows:

(a) Confidentiality. Each Member other than an Exempt Entity (including any Person other than any Exempt Entity who has ceased to own any Membership Interest (except due to a dissolution pursuant to Section 9.01(a))) shall not, and shall use commercially reasonable efforts to cause its Affiliates not to, except as explicitly permitted under any other written agreement duly signed by both the Company and such Member and as permitted below, (i) use for any purpose, (ii) disclose to any Person, or (iii) keep or make copies of documents, tapes, discs or programs containing, any Confidential Information concerning the Company’s or its Subsidiaries’ (if any) respective businesses; provided, however, that nothing herein shall prohibit such Member from using or disclosing any such Confidential Information which: (x) at the time of its use or disclosure is through no fault of such Member in violation hereof part of the public domain by publication or otherwise; (y) was not acquired, directly or indirectly, subject to any confidentiality obligation to the Company or its Affiliates; provided, that with respect to each Member, the exception in this clause (y) shall not apply to any Confidential Information that was in such Member’s possession prior to its entrance into this Agreement to the extent such Confidential Information is used in the Company’s or its Subsidiaries’ respective businesses; or (z) is required or requested to be disclosed by such Member pursuant to Applicable Law or court order or governmental authority, in which case, such Member shall (A) give prompt written notice to the Company or the applicable Member, prior to any such disclosure to the extent permitted by Applicable Law (B) in the case of Confidential Information of the Company or its Subsidiaries (if any), consult with the Manager on the advisability of taking legally available steps to resist or narrow such request, and (C) in the case of Confidential Information of the Company or its Subsidiaries (if any), assist the Manager in seeking a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained or that the Manager waives compliance with the provisions hereof, the disclosing Member shall disclose only that portion of such Confidential Information that it, upon the advice of counsel, is legally required to disclose. For purposes hereof, “Confidential Information” shall, with respect to the Company and its Subsidiaries (if any), mean and include all intellectual property, trade secrets, reports, financial information, business plans, customers and/or suppliers lists and customer and/or supplier information, and all other information concerning the Company’s or its Subsidiaries’ business and marketing methods used in connection with their respective businesses, not previously disclosed to the public directly by the Company or its Subsidiaries (if any), whether or not marked or delineated as confidential or the equivalent.

(b) Equitable Relief for Violations. The parties agree that the provisions and restrictions contained in this Section 6.06 are necessary to protect the legitimate continuing interests of the Company, and that any violation or breach of these provisions will result in irreparable injury to the Company for which monetary damages or any other remedy at law would be inadequate and that, in addition to any relief at law which may be available to the Company for such violation or breach and regardless of any other provision contained in this Agreement, the Company shall be entitled to seek temporary and permanent injunctive relief (without the necessity of having to prove actual damages therefrom or post a bond therefore) and such other equitable relief as a court may grant.

(c) Non-Applicability to Exempt Entities. Notwithstanding anything contained herein to the contrary and for the avoidance of doubt, none of the Exempt Entities shall be subject to this Section 6.06.

6.07. Freedom to Pursue Opportunities. Each of the parties hereto expressly acknowledges and agrees that notwithstanding any duty hereunder or that may otherwise exist at law or in equity, to the fullest extent permitted by Applicable Law, but subject to any agreement between the Company or any Affiliate thereof, on one hand, and any Member, on the other hand, (i) each of the Members has the right to, and shall have no duty (contractual, fiduciary or otherwise) not to, by virtue of any equity ownership in the Company or service as the Manager, directly or indirectly, engage in any business, business activity or line of business, including those that are the same or similar to those of the Company or may be deemed to be competing with the Company or to otherwise be engaged in any business established or contemplated market regions of the Company; and (ii) in the event that any Member acquires knowledge of a potential transaction or matter that may be a business opportunity for the Company and/or one or more of its Affiliates, then such Member shall have no duty (contractual, fiduciary or otherwise) to communicate or present such business opportunity to the Company or any of its Affiliates, and notwithstanding any provision of this Agreement to the contrary, except in the case of Disabling Conduct, shall not be liable to the Company or any of its Affiliates or Members for breach of any duty (contractual, fiduciary or otherwise) by reason of the fact that such Member, directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another Person, or does not present such opportunity to the Company or any of its Subsidiaries.

6.08. Metrobloks Consultation Rights. In connection with any DevCo Event, the Manager shall consult with Metrobloks in good faith with respect to (a) the selection of any investors to be admitted to an entity formed in connection with the DevCo Event and (b) any major terms of any debt financing agreement to be entered into in connection with the DevCo Event; provided, however, that the foregoing consultation rights shall not constitute a consent right, and the Manager shall retain sole and exclusive authority to make all final decisions with respect to such matters.

Article VII

RESTRICTIONS ON TRANSFERS

7.01. Restrictions on Transfers. Except as otherwise permitted by this Agreement, no Member may, directly or indirectly, Transfer all or any portion of its Membership Interest in the Company without the prior written consent of the Manager, which consent may be granted or withheld in the absolute and unreviewable discretion of the Manager.

7.02. Conditions to Transfer. Notwithstanding any other provision of Section 7.01, no Transfer shall be permitted, except in the case of a Transfer by a direct or indirect owner of such Member of such direct or indirect interests in such Member to one or more immediate family members of a direct or indirect owner of such Member or trusts established for the benefit of such family members, unless the following additional conditions precedent are satisfied (or waived by the Manager):

(a) The transferor and transferee shall execute and deliver to the Company such documents and instruments of conveyance as may be necessary or appropriate in the opinion of counsel to the Company and the Manager to effect such Transfer and to confirm the agreement of the transferee to be bound by the provisions of this Agreement (including this Article VII);

(b) At the Company’s request, the transferor shall furnish to the Company an opinion of counsel satisfactory to the Company that the Transfer will not (i) cause the Company to be treated other than as a partnership for U.S. tax purposes, including but not limited to pursuant to the “publicly traded partnership” rules under Code section 7704 and the Regulations promulgated thereunder, or (ii) result in a withholding obligation on the Company under Code section 1446(f); and

(c) At the Manager’s request, the transferor shall provide an opinion of counsel satisfactory to the Company to the effect that such Transfer will not violate any applicable securities laws regulating the Transfer of securities or any of the provisions of any agreement to which the Company is a party.

7.03. Rights of Unadmitted Transferee. A transferee of a Membership Interest who is not admitted as a Member pursuant to Section 7.04, (including a transferee who acquired all or part of such Membership Interest by operation of law, judicial proceeding or other manner not expressly permitted hereunder) shall be entitled to allocations and distributions attributable to the Membership Interest Transferred to the same extent as if the transferee were a Member, but shall have no right to participate in the management of the Company, or to vote or give a consent on any matter calling for the approval or consent of the Members (and any requisite percentage or majority shall be computed as if the Transferred Membership Interest did not exist), shall have no right to any information or accounting of the affairs of the Company, shall not be entitled to inspect the books or records of the Company and shall not have any of the other rights of a Member under the Act or this Agreement (collectively, the “Non-Transferable Rights”).

7.04. Admission of Transferee as Member. Subject to the other provisions of this Article VII, a transferee of a Membership Interest may be admitted to the Company as a Member only upon satisfaction of all of the following conditions:

(a) The Manager shall consent to such admission, which consent may be granted or withheld in the absolute and unreviewable discretion of the Manager;

(b) The Membership Interest with respect to which the transferee is admitted was acquired by means of a Transfer permitted under Section 7.01;

(c) The transferee becomes a party to this Agreement as a Member and executes such documents and instruments as the Manager reasonably may request as necessary or appropriate to confirm such transferee as a Member in the Company and such transferee’s agreement to be bound by the terms and conditions hereof; and

(d) The transferee furnishes copies of all instruments effecting the Transfer, opinions of counsel and such other certificates, instruments and documents as the Company may require.

7.05. Effect of Disposition. Following any Transfer (whether or not permitted) of a Member’s entire Membership Interest, the Member shall have no further rights as a Member of the Company. In addition, following any Transfer (whether or not permitted) of a portion of a Member’s Membership Interest, the Member shall have no further rights as a Member of the Company with respect to that portion Transferred.

7.06. Prohibited Transfers. Any purported Transfer that is not permitted under Section 7.01 shall be null and void and of no effect whatsoever. In the case of a Transfer or attempted Transfer that is not such a permitted Transfer, the parties engaging or attempting to engage in such Transfer shall be liable to indemnify and hold harmless the Company and the other Members from all cost, liability, and damage that any of such indemnified persons may incur (including incremental tax liability and attorneys’ fees and expenses) as a result of such Transfer or attempted Transfer and efforts to enforce the indemnity granted hereby.

7.07. Intentionally Omitted.

7.08. Conversion to Corporation or other Business Entity.

(a) Notwithstanding anything contained herein to the contrary, the Manager may determine in good faith at any time, without requirement for consent by any Member, that the Company or any of its Subsidiaries convert into a corporation or other business entity as the Manager may determine, whether in connection with an offering of Securities or otherwise, or undergo a merger or consolidation having the effect thereof (each, a “Conversion”). In the event that the Manager makes any such determination, the Manager and the Members shall cooperate with each other in good faith so the Conversion is effected in a tax-efficient manner. Subject to the immediately preceding sentence, in connection with any proposed Conversion approved by the Manager, the Manager may (i) cause this Agreement to be amended to provide for the Conversion in accordance with Applicable Law, (ii) cause the distribution of shares, units or other equity interests of any Subsidiary of the Company to the Members in accordance with Section 5.02, (iii) form a Subsidiary holding company and distribute its shares to the Members, (iv) move the Company to another jurisdiction to facilitate any of the foregoing and/or (v) take such other steps as it deems necessary or appropriate to effect the Conversion.

(b) In connection with any proposed Conversion, at the option of the Manager, all or any portion of the Membership Interests (the “Pre-Conversion Securities”) may be converted into or exchanged or redeemed for shares (or other equity securities and/or options at fair market value, as determined by the Manager, in good faith) and other rights with substantially equivalent economic, governance, priority and other rights and privileges as in effect immediately prior to such Conversion (disregarding the tax treatment of such conversion, exchange or redemption) (the “Post-Conversion Securities”). In connection with any such conversion, exchange or redemption, the number of Post-Conversion Securities to be issued to the Members in respect of the Pre-Conversion Securities shall be determined on a consistent basis by the Manager based upon (i) the fair market value of the Company on the date of the Conversion as determined in good faith by the Manager and (ii) the resulting relative values of the Pre-Conversion assuming the Company is dissolved and the net proceeds are distributed to the owners of Pre-Conversion Securities in accordance with Section 5.02. If any such conversion, exchange or redemption is effected, each Member agrees to execute and deliver all agreements, instruments and documents as may be reasonably requested or required in order to consummate such conversion, exchange or redemption. For the avoidance of doubt, it is understood that all Members owning the same Pre-Conversion Securities shall receive the same type and amount of Post-Conversion Securities on a pro rata basis based on the relative amounts of such Pre-Conversion Securities owned by such Members immediately prior to the Conversion.

(c) If the Manager determines to effect a Conversion, each Member shall cooperate in good faith with the Manager, including taking all actions reasonably requested or required by the Manager, in connection with consummating the Conversion. Without limiting the generality of the foregoing, in connection with the consummation of the Conversion, the corporation or other business entity into which the Company is converted and each Member shall enter into a stockholders agreement having substantially identical terms and conditions as set forth in this Section 7.08, Sections 6.04 and 6.05, this Article VII and Article XI.

7.09. Repurchase Right.

(a) If (x) a Cause Event described in clause (i) or (ii) of the definition thereof has occurred, (y) a Cause Event described in clause (iii) or (iv) of the definition thereof is determined, through arbitration pursuant to Section 11.03(c), to have occurred, or (z) a Cause Event described in clause (iii) or (iv) of the definition thereof is deemed to have occurred due to Metrobloks’s failure to timely provide an Arbitration Notice with respect to such Cause Event, then, the Company shall have the right (but not the obligation) (the “Repurchase Right”), exercisable at any time during the 365-day period following the date of such Cause Event, or in the case of a Cause Event described in clause (iii) of the definition thereof, date of such notice of Cause Event delivered to Metrobloks, as applicable (the “Repurchase Exercise Period”), to cause the Company to purchase from Metrobloks, in whole but not in part, the Membership Interests that were issued on after the Effective Date and are then held by Metrobloks on the terms and conditions set forth in this Section 7.09 (the “Repurchase Interests”) at the Repurchase Price. For purposes hereof, the term “Repurchase Price” means, with respect to the Repurchase Interests held by Metrobloks, the Fair Value of the Interest determined in accordance with Section 7.10. Notwithstanding anything contained in this Agreement to the contrary, the Manager shall, in good faith, endeavor to structure each purchase and sale of the Repurchase Interests pursuant to this Section 7.09(a) in a tax-efficient manner for the benefit of the Company and Metrobloks. Each notice of Cause Event delivered to Metrobloks pursuant to a Cause Event described in clause (iii) or (iv) of the definition thereof shall include the following statement set forth in all capital letters: “YOU MAY ONLY DISPUTE THE EXISTENCE OF A CAUSE EVENT BY DELIVERY OF AN “ARBITRATION NOTICE” TO SOLUNA WITHIN TEN (10) BUSINESS DAYS FOLLOWING THE DATE HEREOF. IF YOU FAIL TO DELIVER AN “ARBITRATION NOTICE” WITHIN SUCH TEN (10) BUSINESS DAY PERIOD, A CAUSE EVENT SHALL CONCLUSIVELY BE DEEMED TO EXIST.” Metrobloks may only dispute the existence of a Cause Event by delivery of notice (an “Arbitration Notice”) to Soluna within ten (10) Business Days after such Member’s receipt of a notice of Cause Event. If Metrobloks fails to provide an Arbitration Notice within such ten (10) Business Day period, then notwithstanding anything to the contrary in this Agreement, Metrobloks shall have no right to dispute the existence of a Cause Event, and such Cause Event shall conclusively be deemed to have occurred.

(b) The Company may exercise its Repurchase Right under this Section 7.09 upon determination of the Manager, in its sole and absolute discretion. The Company may assign all or any portion of its rights to repurchase Membership Interests pursuant to this Section 7.09 to one or more Persons designated by it, including Soluna.

(c) Upon the Manager’s determination to cause the Company to repurchase the Repurchase Interests pursuant to this Section 7.09, the Manager shall give Metrobloks notice (the “Repurchase Notice”), specifying such determination, the Repurchase Price of the Repurchase Interests and the date of such purchase, which purchase shall be held through an escrow style closing with an escrow agent approved by the Manager and Metrobloks on a business day selected by Manager that is (x) sixty (60) days after the determination of Fair Value of the Interest (as such term in is hereinafter defined) or (y) an earlier date agreed upon by Manager and Metrobloks. On the date specified in the Repurchase Notice, Manager shall cause the Company to purchase, and Metrobloks shall sell, all of the Repurchase Interests in exchange for the Repurchase Price (the “Repurchase Closing”); provided, however, that such repurchase and sale of the Repurchase Interests shall be self-executing and shall be effective automatically, without further action, notice or deed, upon payment of the Repurchase Price in accordance with this Section 7.09. [***].

(d) The Repurchase Interests sold to the Company at the Repurchase Closing shall be free and clear of any and all Encumbrances (other than Encumbrances under any financings encumbering the Property or the Company’s interest in any Subsidiary) and Metrobloks shall take, at its sole cost and expense, all steps necessary to do so. Upon the Repurchase Closing, all Repurchase Interests referenced in the Repurchase Notice shall, automatically and without further action or deed, be Transferred to the Company or its designee. From and after the Repurchase Closing, (i) all rights of Metrobloks in respect of the Repurchase Interests shall cease, (ii) Exhibit A hereto shall be revised to reflect the repurchase of such Repurchase Interests and (iii) Metrobloks shall cease to be a Member (or other equity holder, as applicable) of the Company.

7.10. Fair Value Determination.

(a) The “Fair Value of the Interest” of Metrobloks shall be the amount Metrobloks would receive if the Property were sold for the Fair Value at the time of the underlying event that caused the termination of the Design Services Management Agreement for Cause and the proceeds of such sale were distributed to the Members in accordance with Section 5.02 hereof; provided, however, that the such calculation shall take into account a reduction of the Fair Value by three percent (3%) for Imputed Closing Costs.

(b) The “Fair Value” of the Property may be established by mutual agreement of Manager and Metrobloks, or, if Manager and Metrobloks do not reach agreement as to the Fair Value within ten (10) days after the delivery of the Repurchase Notice, then the “Fair Value” of the Property shall be determined by the appraisal process below.

(c) If Manager and Metrobloks do not mutually agree as to the Fair Value within the time period specified therefor in clause (b) above, then any such Member may serve written notice upon the other Member stating that the Fair Value shall be determined pursuant to this clause (c).

(i) Within ten (10) days after receipt of any such notice by a Member, Metrobloks shall nominate and appoint one Qualified Appraiser, and Manager shall nominate and appoint another Qualified Appraiser. Upon the appointment of the two Qualified Appraisers as hereinabove provided, the two Qualified Appraisers so appointed shall within fifteen (15) days after the appointment of the second Qualified Appraiser and before exchanging views as to the question at issue, appoint in writing a third Qualified Appraiser and give written notice of such appointment to the Members. In the event either Metrobloks, on the one hand, or Manager, on the other hand, fails to appoint a Qualified Appraiser within the ten (10) day period set forth above, or the two Qualified Appraisers selected by such Members shall fails to appoint or agree upon such third Qualified Appraiser within the fifteen (15) day period specified above, a Qualified Appraiser for such Member or the third Qualified Appraiser, as the case may be, may be selected by the Members if they so agree upon such other or third Qualified Appraiser, as applicable, within a further period of ten (10) days; otherwise, the Members may apply to the appropriate court of the state where the Property is located for the appointment of any Qualified Appraiser not appointed or agreed upon within the time periods herein provided. For purposes of this Agreement, a “Qualified Appraiser” shall mean an independent third party (i.e., not an Affiliate of any Member) qualified M.A.I. appraiser with at least ten (10) years of experience with appraising real estate projects similar to the Property and has not performed any work for the selecting Member within ten (10) years of the date of selection.

(ii) The Qualified Appraisers selected pursuant hereto shall be sworn faithfully and fairly to determine the question at issue. The determination to be made by the Qualified Appraisers shall be the current fair market value of the Property as of the date the Manager delivered the Repurchase Notice pursuant to Section 7.09. The three Qualified Appraisers shall afford the applicable Members a hearing and right to submit evidence, with all possible speed, make their determination in writing and give notice of the same to the Members. The “Fair Value” shall be the value agreed to by at least two of the three Qualified Appraisers, or, if no two of the three Qualified Appraisers shall render a concurring determination, then the Fair Value shall be the average of the values reached by the two Qualified Appraisers with the closest fair market value determinations, and such Fair Value shall be conclusive and binding upon the Members. The cost of each Qualified Appraiser shall be borne by the Member that appoints such Qualified Appraiser other than the third Qualified Appraiser appointed by the first two Qualified Appraisers, by the Members jointly or by court appointment.

(d) Upon determination of the Fair Value of the Property, the Manager shall cause the Company’s accountants to calculate the Fair Value of the Interest of Metrobloks and shall notify the Members of such amount.

Article VIII

WITHDRAWAL

8.01. Restrictions on Withdrawal. Except as otherwise expressly permitted in this Article VIII, without the consent of the Manager, which consent may be granted or withheld in the absolute and unreviewable discretion of the Manager, a Member does not have the right to withdraw from the Company as a Member or to terminate its Membership Interest.

8.02. Withdrawal Payment; Reserves. Upon a permitted withdrawal, the withdrawing Member shall be entitled to receive its Capital Account balance in the Company as of the withdrawal date (as determined after giving effect to the revaluation of Company assets pursuant to Section 2 of Exhibit C), payable in cash or in kind, or a combination thereof, as the Manager may select, and subject to the limitations and other provisions of this Article VIII. The payment to a withdrawing Member shall be made within ninety (90) days after the date of withdrawal or, at the option of the Manager, in twenty (20) equal quarterly installments of principal, the first of which shall be paid within ninety (90) days from the date of withdrawal, together with interest on the unpaid principal balance at a rate equal to the mid-term applicable federal rate under Code section 1274 (for quarterly compounding periods) as of the date of withdrawal. If installment payment is elected, interest shall accrue from the date of withdrawal and shall be paid together with each quarterly installment of principal, and the Company at any time may prepay, in whole or in part, the amount owing, which prepayment shall be applied first to accrued but unpaid interest and then to principal installments in their inverse order of maturity. The amount payable to a withdrawing Member under this Section 8.02 may, as the Manager shall determine, be subject to reserves for subsequent adjustments in the computation of the withdrawal amount and reserves for contingencies, including contingent liabilities relating to pending or anticipated litigation or to Internal Revenue Service examinations, and to a reasonable charge to cover the cost of selling or liquidating assets in order to effect payment to the withdrawing Member. Any amount withheld as a reserve shall reduce the amount payable under this Section 8.02 and shall be invested at interest by the Company in a segregated account (which may be commingled with similar accounts). The unused portion of any reserve shall be distributed with interest thereon after the Manager shall have determined that the need therefor shall have ceased.

8.03. Withdrawing Member’s Rights. Following the date of a withdrawal, the withdrawing Member shall have no further rights as a Member of the Company and, in the event that any money is still owed to the withdrawing Member after the date of withdrawal, the withdrawing Member shall have only the rights of an unsecured creditor of the Company.

Article IX

DISSOLUTION, LIQUIDATION, AND TERMINATION

9.01. Dissolution. The Company shall be dissolved automatically and its affairs shall be wound up on the first to occur of the following:

(a) at any time upon the written consent of the Manager or the sole remaining Member; or

(b) ninety (90) days after the date upon which the Company has no Member, unless within that ninety (90) day period a Member has been admitted to the Company pursuant to the Act.

9.02. Liquidation.

(a) Upon a dissolution of the Company requiring the winding-up of its affairs, the Manager shall wind up its affairs. The assets of the Company and its Subsidiaries, if any, shall be sold within a reasonable period of time to the extent necessary to pay or to provide for the payment of all debts and liabilities of the Company and its Subsidiaries, if any, and may be sold to the extent deemed practicable and prudent by the Manager.

(b) The net assets of the Company remaining after satisfaction of all such debts and liabilities and the creation of any reserves under Section 9.02(d), shall be distributed to the Members in accordance with Section 5.02. Any property distributed in kind in the liquidation shall be valued at fair market value, as determined by the Manager, in its sole and absolute discretion.

(c) Distributions to Members pursuant to this Article IX shall be made by the end of the taxable year of the liquidation, or, if later, ninety (90) days after the date of such liquidation in accordance with Regulations section 1.704-1(b)(2)(ii)(g).

(d) The Manager may withhold from a distribution under this Section 9.02 such reserves as are required by Applicable Law and such other reserves for subsequent computation adjustments and for contingencies, including contingent liabilities relating to pending or anticipated litigation or to IRS examinations. Any amount withheld as a reserve shall reduce the amount payable under this Section 9.02 and shall be held in a segregated interest-bearing account (which may be commingled with similar accounts). The unused portion of any reserve shall be distributed with interest thereon pursuant to this Section 9.02 after the Manager shall have determined that the need therefor shall have ceased.

(e) If a Member has a deficit balance in its Capital Account after giving effect to all contributions, distributions and allocations for all taxable years, including the year in which the liquidation occurs, the Member shall have no obligation to make any contribution to the capital of the Company with respect to such deficit, and such deficit shall not be considered a debt owed by such Member to the Company or to any other Person, for any purpose whatsoever.

Article X

BOOKS AND RECORDS, ACCOUNTING AND TAX ELECTIONS

10.01. Maintenance of Records. The Company shall maintain true and correct books and records, in which shall be entered all transactions of the Company, and shall maintain all other records necessary, convenient or incidental to recording the Company’s business and affairs, which shall be sufficient to record the allocation of Profits and Losses and distributions as provided for herein. All decisions as to accounting principles, accounting methods and other accounting matters shall be made by the Manager. The Company shall keep a current list of all Members and their Capital Contributions, adjusted for any withdrawals. Except to the extent expressly set forth in this Agreement or otherwise expressly waived by the Manager, in accordance with §18-305(g) of the Act and to the extent permitted by the Act, no Member shall be entitled to inspect the books and records of the Company or shall be entitled to any other information with respect to the Company.

10.02. Reports to Members. As soon as practicable after the end of each Fiscal Year, the Company shall cause to be prepared and sent to each Member such information and data with respect to the Company for such Fiscal Year as shall be reasonably necessary to enable each Member to prepare its income tax returns in accordance with the laws, rules and regulations then prevailing. The Company shall also cause to be prepared and filed all tax returns required of the Company. Any information and tax returns required pursuant to this Section 10.02 shall be prepared at the expense of the Company (for the avoidance of doubt, not including any Member’s tax return). In addition, within one hundred twenty (120) days after the end of each Fiscal Year, the Company shall cause to be prepared and delivered to each Member annual audited financial statements of the Company for such Fiscal Year, prepared in accordance with generally accepted accounting principles, consistently applied.

10.03. Tax Elections; Determinations Not Provided for in Agreement. The Manager shall be empowered to make or revoke any elections now or hereafter required or permitted to be made by the Code or any state or local tax law, and to decide in a fair and equitable manner any accounting procedures and other matters arising with respect to the Company or under this Agreement that are not expressly provided for in this Agreement. Notwithstanding the foregoing, absent the consent of the Manager to the contrary, the Company and all Members shall take any steps that may be necessary to elect partnership status for purposes of the Code and any applicable state or local tax law and shall not take any action or file any election inconsistent with such partnership status.

10.04. Partnership Representative/Tax Audits.

(a) Soluna is hereby designated as the Partnership Representative of the Company for purposes of the Code. With respect to any period in which any non-individual is the Partnership Representative, the Partnership Representative shall cause the Company to appoint an individual eligible to be a “designated individual” under the Code (the “Designated Individual”) through whom the Partnership Representative will act. Promptly following the written request of the Partnership Representative and/or Designated Individual, the Company shall, to the fullest extent permitted by Applicable Law, reimburse and indemnify the Partnership Representative and/or Designated Individual, as the case may be, for all reasonable, documented out-of-pocket expenses, including reasonable legal and accounting fees, claims, liabilities, losses and damages incurred by such person(s) (in its capacity as such) in connection with any administrative or judicial proceedings with respect to the tax liability of the Company or the determination of the Company’s tax items or tax items of Members in connection with the operations of the Company.

(b) The Partnership Representative and the Designated Individual, if any, (collectively, the “Tax Representative”) shall use their commercially reasonable efforts to apply the rules and elections under the Partnership Audit Rules in a manner that minimizes the likelihood that any Member would bear any material tax, interest or penalties as a result of any audit or proceeding that is attributable to another Member (other than a predecessor in interest). The Manager and Tax Representative are hereby authorized to take any action required to cause the financial burden of any “imputed underpayment” (as determined under Code section 6225) and associated interest, adjustments to tax and penalties arising from a partnership-level adjustment that are imposed on the Company (an “Imputed Underpayment”) to be borne by the Members to whom such Imputed Underpayment relates as determined by the Tax Representative after consulting with the Company’s accountants or other advisers, taking into account any differences in the amount of taxes attributable to each Member because of such Member’s status, nationality or other characteristics.

(c) By executing this Agreement, a counterpart hereof or a Joinder Agreement, each Member (i) expressly authorizes the Tax Representative and the Company to take any and all action that is reasonably necessary under applicable federal income tax law (as such law may be revised from time to time) to cause the Company to make the election set forth in Code section 6226(a) if the Tax Representative decides to make such election, and (ii) expressly agrees to take any action, and furnish the Tax Representative with any information necessary, to give effect to such election. Each Member hereby severally indemnifies and holds the Company, the Manager and the Tax Representative harmless for such Member’s respective portion of the financial burden of any Imputed Underpayment in accordance with the terms of Section 5.04. Except with the express written consent of the Manager, each Member shall be jointly and severally liable with their predecessors in interest, if any, for amounts owed hereunder in respect of any predecessor in interest to such Member. No Member shall file a notice with the Internal Revenue Service under Code section 6222(c)(1)(B) in connection with such Member’s intention to treat an item on such Member’s U.S. federal income tax return in a manner that is inconsistent with the treatment of such item on the Company’s U.S. federal income tax return.

(d) The provisions of this Section 10.04 shall survive the termination of the Company or the termination of any Membership Interest and shall remain binding on the Members for as long a period of time as is necessary to resolve with the Internal Revenue Service any and all matters regarding the federal income taxation of the Company or the Members (relating to the operations of the Company).

Article XI

GENERAL PROVISIONS

11.01. Notices. Except as expressly provided in this Agreement, all notices, consents, waivers, requests or other instruments or communications given pursuant to this Agreement shall be in writing (which may include facsimile or e-mail of a portable document format (PDF) file or a tagged image file format (TIF) file) and addressed, in the case of the Company, to the Company at its principal place of business and, in the case of the Manager or any of the Members, at the address set forth in Exhibit A attached hereto. The Manager or any Member may, by notice to the Company, the Manager and each other Member, as applicable, specify any other address for the receipt of such notices, instruments or communications. Except as expressly provided in this Agreement, any notice, instrument or other communication shall be deemed properly given when sent in the manner prescribed in this Section 11.01. In computing the period of time for the giving of any notice, the day on which the notice is given shall be excluded and the day on which the matter noticed is to occur shall be included. If notice is given by personal delivery, then it shall be deemed given on the date personally delivered to such person. If notice is given by mail, it shall be deemed given when deposited in the mail addressed to the person to whom it is directed at the last address of the person as it appears on the records of the Company, with prepaid postage thereon. If notice is given by nationally recognized overnight courier delivery service, then it shall be deemed given on the first (1st) Business Day after the date delivered to such nationally recognized overnight courier delivery service. If notice is given in any other manner authorized herein or by Applicable Law, it shall be deemed given when actually delivered, unless otherwise specified herein or by Applicable Law.

11.02. Interpretation.

(a) Article, section and subsection headings are not to be considered part of this Agreement, are included solely for convenience of reference and are not intended to be full or accurate descriptions of the contents thereof.

(b) Use of the terms “herein,” “hereunder,” “hereof,” and like terms shall be deemed to refer to this entire Agreement and not merely to the particular provision in which the term is contained, unless the context clearly indicates otherwise.

(c) Use of the word “including” or a like term shall be construed to mean “including, but not limited to.”

(d) Exhibits and schedules to this Agreement are an integral part of this Agreement.

(e) Words importing a particular gender shall include every other gender, and words importing the singular shall include the plural and vice-versa, unless the context clearly indicates otherwise.

(f) Any reference to a provision of the Code, Regulations, or the Act shall be construed to be a reference to any successor provision thereof.

(g) The provisions of Exhibit C shall be treated for all purposes as being fully a part of, and incorporated within, this Agreement, as if the provisions of Exhibit C were set forth in the main text of this Agreement.

11.03. Governing Law; Jurisdiction; Venue.

(a) This Agreement and all matters arising herefrom or with respect hereto, including tort claims (the “Covered Matters”) shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without reference to the choice of law principles thereof. Each of the parties hereto irrevocably submits to the co-exclusive jurisdiction of federal and state courts located in the State of Delaware for the purpose of any suit, action, proceeding or judgment relating to or arising out of the Covered Matters. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON OR IN CONNECTION WITH THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE AS WELL AS ANY RIGHT TO CONSOLIDATE ANY ACTION REGARDING ANY MATTER ARISING HEREUNDER WITH ANY OTHER MATTER IN WHICH A JURY TRIAL WAIVER HAS NOT BEEN OR CANNOT BE WAIVED. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 11.03(b) WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

(c) NOTWITHSTANDING THE FOREGOING, IN THE EVENT THAT THE JURY TRIAL WAIVER SET FORTH IN SECTION 11.03(b) IS DETERMINED BY A COURT OF COMPETENT JURISDICTION TO BE UNENFORCEABLE OR INVALID FOR ANY REASON, THEN ANY AND ALL DISPUTES ARISING OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT OR THE SUBJECT MATTER HEREOF SHALL BE REFERRED TO AND SETTLED BY BINDING ARBITRATION BEFORE THREE (3) ARBITRATORS, ADMINISTERED BY THE AMERICAN ARBITRATION ASSOCIATION UNDER ITS COMMERCIAL ARBITRATION RULES (INCLUDING THE OPTIONAL RULES FOR EMERGENCY MEASURES OF PROTECTION), AND JUDGMENT ON THE AWARD RENDERED BY THE ARBITRATORS MAY BE ENTERED IN ANY COURT HAVING JURISDICTION THEREOF. ANY SUCH ARBITRATION SHALL BE HELD IN WILMINGTON, DELAWARE OR SUCH OTHER PLACE AS THE PARTIES AGREE IN WRITING. THE DISPUTING PARTY OR PARTIES, ON THE ONE HAND, AND THE RESPONDING PARTY OR PARTIES, ON THE OTHER HAND, SHALL EQUALLY BEAR ANY ARBITRATION FEES AND ADMINISTRATIVE COSTS ASSOCIATED WITH THE ARBITRATION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE, FOR RECOGNITION OR ENFORCEMENT OF ANY AWARD DETERMINED PURSUANT TO THIS SECTION 11.03(c).

11.04. Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the Members and their respective heirs, executors, administrators, personal representatives, and successors.

11.05. Severability. Each item and provision of this Agreement is intended to be severable. If any term or provision of this Agreement is determined by a court of competent jurisdiction to be unenforceable for any reason whatsoever, that term or provision shall be modified only to the extent necessary to be enforced, such term or provision shall be enforced to the maximum extent permitted by law, and the validity of the remainder of this Agreement shall not be adversely affected thereby.

11.06. Entire Agreement. This Agreement (including the exhibits hereto) together with any Joinder Agreement to which a Member is a party, contains the entire agreement and understanding among the parties hereto and supersedes any and all other understandings and agreements, either oral or in writing, between them with respect to the subject matter hereof.

11.07. Further Action. Each Member shall execute and deliver all papers, documents, and instruments and perform all acts that are necessary or appropriate to implement the terms of this Agreement and the intent of the Members, as and when requested by the Manager.

11.08. Amendment or Modification. This Agreement (including the exhibits hereto) may be amended or modified from time to time only by an act of the Manager; provided that an update to Exhibit A to reflect a change in the ownership of the Company that is provided for or permitted by this Agreement (including the admission of a new Member and certain Transfers of Membership Interests by an existing Member) shall not be deemed an amendment or modification to this Agreement. Notwithstanding the foregoing, (a) no amendment of this Agreement shall create any personal liability or personal obligation of any Member for the debts, obligations or liabilities of the Company not otherwise required under the Act without such Member’s written consent and (b) for so long as Metrobloks remains a Member, no amendment, modification, supplement or waiver to Section 5.02 or Section 5.03 that materially and adversely affects Metrobloks in a manner that is disproportionate from Soluna shall be effective without the prior written consent of Metrobloks. Any and all amendments, modifications, supplements or waivers to this Agreement made pursuant to this Section 11.08 shall be binding upon all Members (whether or not such Member consented to such amendment, modification, supplement or waiver).

11.09. Counterparts. This Agreement may be executed in original or by facsimile in several counterparts and, as so executed, shall constitute one agreement, binding on all of the parties hereto, notwithstanding that all of the parties are not signatory to the original or to the same counterpart.

11.10. Member Representations. Each of the parties hereto hereby represents and warrants to each of the other parties that, on the Effective Date and on any subsequent date on which such representing party acquires Securities from the Company or any of its Subsidiaries (and in respect of Persons who become a party to this Agreement after the Effective Date, such party hereby represents and warrants to each of the other parties on the date of its execution of this Agreement and on any subsequent date on which such representing party acquires Securities from the Company or any of its Subsidiaries) as follows:

(a) Such party (if not a natural person) is duly organized or incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation and has all requisite power and authority to conduct its business as it is now being conducted and is proposed to be conducted.

(b) Such party (if not a natural person) has the requisite limited partnership, corporate, limited liability company or other organizational power, authority and legal capacity, as the case may be, to execute, deliver and perform this Agreement and to consummate the transactions contemplated herein. Such party (if a natural person) has the legal capacity to enter into this Agreement and perform such Member’s obligations hereunder. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein have been duly authorized by all necessary action, corporate or otherwise, of such party. This Agreement has been duly executed and delivered by such party and constitutes his, her or its legal, valid and binding obligation, enforceable against him, her or it in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and the availability of equitable remedies.

(c) The execution and delivery by such party of this Agreement, the performance by such party of his, her or its obligations hereunder and the consummation of the transactions contemplated herein by such party does not and will not violate (i) in the case of parties who are not individuals, any provision of its by-laws, charter, articles of association, partnership agreement, operating agreement, trust instrument or other similar document, (ii) any provision of any material agreement to which he, she or it is a party or by which he, she or it is bound or (iii) any law, rule, regulation, judgment, order or decree to which he, she or it is subject.

(d) No consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by such party in connection with the execution, delivery or enforceability of this Agreement or the consummation of any of the transactions contemplated herein.

(e) Such party is not currently in violation of any law, rule, regulation, judgment, order or decree, which violation could reasonably be expected at any time to have a material adverse effect upon such party’s ability to enter into this Agreement or to perform his, her or its obligations hereunder.

(f) There is no pending legal action, suit or proceeding that would materially and adversely affect the ability of such party to enter into this Agreement or to perform his, her or its obligations hereunder.

(g) Such party is an “accredited investor,” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act, has acquired his, her or its interest in the Company for such Member’s own account, for investment only, and not with a view to the sale or distribution of that interest or any portion of that interest. Such party recognizes that an investment in the Company is speculative and involves certain risks and that the Member could lose his, her or its entire investment in the Company.

(h) Such party has had an opportunity to consult, and has consulted, to the extent so desired, with financial, legal and tax advisors of such party’s own selection with respect to its Membership Interest and this Agreement and the transactions contemplated hereby.

11.11. Soluna Representations. Soluna hereby represents and warrants to the other Members that, on the Effective Date:

(a) Litigation. Other than as disclosed in Soluna Holdings, Inc.’s reports, schedules, forms, statements and other documents filed with the Securities and Exchange Commission prior to the Effective Date, there are no material (i) actions, suits or proceedings, at law or in equity, before any governmental authority or arbitrator pending or, to Manager’s knowledge, threatened in writing against or relating to the Manager; (ii) outstanding or unpaid judgments against the Manager; or (iii) uncured defaults by the Manager with respect to any order, writ, injunction, decree or demand of any governmental authority or arbitrator. There are no (x) actions, suits or proceedings, at law or in equity, before any governmental authority or arbitrator pending or, to Manager’s knowledge, threatened in writing against or relating to the Phase I LandCo or the Company or involving the Phase I Property; (y) outstanding or unpaid judgments against the Phase I LandCo, the Company or the Phase I Property; or (z) uncured defaults by the Phase I LandCo or the Company with respect to any order, writ, injunction, decree or demand of any governmental authority or arbitrator.

(b) Leases. There are no space leases, licenses or other agreements for use, occupancy or possession presently in force with respect to all or any portion of the Phase I Property.

(c) Hazardous Materials. Manager has delivered to Metrobloks true and correct copies of all environmental reports with respect to the Property in the possession or control of Manager or its Affiliates.

(d) Condemnation. None of the Phase I LandCo, the Company or Manager has received any written notice of any pending or contemplated condemnation or eminent domain proceeding with respect to all or any portion of the Phase I Property.

(e) No Options. To the Manager’s knowledge, no person or party has any right, agreement, commitment, option, right of first refusal or any other agreement, whether oral or written, with respect to the Phase I Property.

(f) LandCo Interests. The Company is the sole legal and beneficial holder of 100% of the equity and ownership interests in the Phase I LandCo and the Phase II LandCo and all rights and benefits deriving therefrom (collectively, the “LandCo Interests”). The Company holds good and indefeasible title thereto and has not sold, assigned, conveyed, mortgaged, charged against, granted rights in, or encumbered the LandCo Interests or any right, title, or interest therein. Except for the LandCo Interests, there are no outstanding interests, equity interests, subscriptions, purchase rights, subscription rights, conversion rights, exchange rights, options, warrants, preemptive rights, rights of first refusal, rights of first offer, voting trusts, proxies, or other rights or other arrangements or commitments outstanding with respect to the Phase I LandCo, the Phase II LandCo or the LandCo Interests.

(g) Agreements. Neither the Company nor LandCo is party to any contracts or agreements, except for (i) those matters set forth on Schedule B to that Owner’s Policy of Title Insurance for the Phase I Property issued by issued by Sierra Title Insurance Guaranty Company, Inc. [***], (ii) this Agreement, (iii) the Phase I LandCo’s operating agreement and the Phase II LandCo’s operating agreement and (iv) the contracts listed on Exhibit E (the “Existing Contracts”). Manager has delivered to Metrobloks true and complete copies (including all supplements and modifications thereto) of Phase I LandCo’s operating agreement, the Phase II LandCo’s operating agreement and the Existing Contracts. Manager has no knowledge of, and has not received written notice of, any breach of, or in default under the Existing Contracts.

(h) Affiliate Agreements. Neither LandCo nor the Company has any contract or any legally binding agreement with Manager or any of its Affiliates except for this Agreement.

11.12. Representation. Lowenstein Sandler LLP serves as counsel to Soluna, and Lowenstein Sandler LLP does not serve as counsel to any other Member. Each Member that is not Soluna acknowledges and agrees that it does not have an attorney-client relationship with Lowenstein Sandler LLP, and that no such relationship will arise in the course of the Company’s existence or dissolution by any means. Each Member of the Company that is not Soluna represents and warrants that, in the event of litigation or arbitration between Soluna and any other Member of the Company, such Member will not seek the removal of Lowenstein Sandler LLP as counsel to Soluna for any purported conflict of interest or attorney-client relationship allegedly existing between Lowenstein Sandler LLP and such Member. Hunton Andrews Kurth LLP serves as counsel to Metrobloks, and Hunton Andrews Kurth LLP does not serve as counsel to any other Member. Each Member that is not Metrobloks acknowledges and agrees that it does not have an attorney-client relationship with Hunton Andrews Kurth LLP and that no such relationship will arise in the course of the Company’s existence or dissolution by any means. Each Member of the Company that is not Metrobloks represents and warrants that, in the event of litigation or arbitration between Metrobloks and any other Member of the Company, such Member will not seek the removal of Hunton Andrews Kurth LLP as counsel to Metrobloks for any purported conflict of interest or attorney-client relationship allegedly existing between Hunton Andrews Kurth LLP and such Member.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed this Agreement effective as of the Effective Date.

MEMBERS:

SOLUNA HPC KK II HOLDCO, LLC

By:	/s/ Michael Picchi
Name: Michael Picchi
Title: Chief Financial Officer

DC KATI VENTURE LLC, a Delaware limited liability company
by Metrobloks LLC, a Delaware limited liability company, its managing member

By:	/s/ Ernest Popescu
Name: Ernest Popescu
Title: CEO

Exhibit B

DEFINITIONS

For purposes of this Agreement, the following terms shall have the following meanings:

“Accounting Period” means the following fiscal periods: the initial Accounting Period shall commence on the day on which the Certificate of Formation was initially filed with the State of Formation. Each subsequent Accounting Period shall commence immediately after the close of the next preceding Accounting Period. Each Accounting Period shall close at the close of business on the first to occur of (a) the last day of a Fiscal Year of the Company; (b) the day immediately preceding the effective date of the acceptance of a Capital Contribution from a new or existing Member, other than a Capital Contribution that is pro rata among all existing Members; (c) the day immediately preceding the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in the capacity of a Member or by a new Member acting in the capacity of a Member or in anticipation of being a Member; (d) the effective date of the partial or complete withdrawal of a Member; or (e) the date of the Company’s liquidation.

“Acquisition Capital Contribution” has the meaning ascribed to that term in Section 3.03(a).

“Act” has the meaning ascribed to that term in the preamble of this Agreement.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Accounting Period, giving effect to the following adjustments:

(a) Credit to such Capital Account any amounts that such Member is obligated to restore or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations section 1.704-2(g)(1) and section 1.704-2(i)(5).

(b) Debit to such Capital Account the items described in Regulations section 1.704-1(b)(2)(ii)(d)(4), section 1.704-1(b)(2)(ii)(d)(5) and section 1.704-1(b)(2)(ii)(d)(6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” means, with respect to any Person, any other Person who, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.

“Agreement” has the meaning set forth in the preamble hereto.

“Applicable Law” means, with respect to any Person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decrees or orders of any Governmental Authority applicable to such Person.

“Arbitration Notice” has the meaning ascribed to that term in Section 7.09(a).

“Available Cash” means, for any period, all cash and cash equivalents of the Company, less the amount of any reserves established in good faith by the Manager to pay or establish reserves for all Company expenses.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York City are open for the general transaction of business.

“Capital Account” means, with respect to any Member, the Member’s Capital Contribution, increased or decreased as provided in this Agreement.

“Capital Contribution” means, with respect to any Member, the amount of money and the initial Gross Asset Value of any property other than money contributed to the Company by that Member.

“Cause Event” means any of (i) a termination by Soluna of the Design Services Management Agreement pursuant to Section 14.2 thereof, (ii) a termination by Metrobloks of the Design Services Management Agreement pursuant to Section 14.4 thereof, (iii) any act or omission by Metrobloks or (A) any of its Affiliates that Controls Metrobloks, (B) any of its Affiliates that is a party to any document or instrument with the Company or any of the Company’s Subsidiaries or (C) any Person who Controls any of the foregoing, that shall constitute fraud, willful misconduct, or gross negligence or the willful misapplication or misappropriation of funds, in each case, if such act or omission adversely affects the Company or the Project; provided that the same shall not constitute a Cause Event if (x) such fraud, willful misconduct or gross negligence or the willful misapplication or misappropriation of funds is committed by an employee other than a Metrobloks Key Person without the prior knowledge of a Metrobloks Key Person, and (y) Metrobloks, within five (5) Business Days after receiving written notice or acquiring knowledge of such fraud, willful misconduct, or gross negligence or the willful misapplication or misappropriation of funds, and subject to compliance with all relevant local employment laws, (1) terminates each employee that committed such act or causes each such employee to no longer have any involvement or responsibility with regard to the Company, any Subsidiary of the Company, the Project or any asset of the Company or any Subsidiary of the Company (in each case at Metrobloks’s sole cost and expense) and (2) cures, to the reasonable satisfaction of Soluna, such fraud, willful misconduct, or gross negligence or the willful misapplication or misappropriation of funds and fully compensates the Company, the applicable Company Subsidiary, and Soluna, for the actual damages caused by such event; provided, however that Metrobloks shall not have the right to cure a default under this clause (iii) more than one (1) time during the term of this Agreement, or (iv) a Financial Event occurs with respect to Metrobloks or any Person who Controls Metrobloks.

“Certificate of Formation” has the meaning ascribed to that term in Section 2.01.

“Class A Interests” has the meaning ascribed to that term in Section 3.01(a).

“Class B Interests” has the meaning ascribed to that term in Section 3.01(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning ascribed to that term in the preamble of this Agreement.

“Company Minimum Gain” has the meaning given to “Partnership Minimum Gain” in Regulations sections 1.704-2(b)(2) and 1.704-2(d).

“Confidential Information” has the meaning ascribed to that term in Section 6.06(a).

“Control” means (a) the beneficial ownership of fifty percent (50%) or more of the voting power of a Person, by contract or otherwise, (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of securities, by contract or otherwise, which, for the avoidance of doubt, shall include through a Person’s capacity as general partner, manager, member, managing member, trustee, responsible entity, nominee, or adviser or otherwise or (c) the power to appoint or remove a majority of the directors of a Person (or Persons holding a similar position in any Person that is not a corporation). The terms “Controls,” “Controlling,” “Controlled by” and “under common Control with” have correlative meanings.

“Conversion” has the meaning ascribed to that term in Section 7.08(a).

“Covered Matters” has the meaning ascribed to that term in Section 11.03.

“Covered Persons” has the meaning ascribed to that term in Section 6.01(c).

“Depreciation” has the meaning ascribed to that term in the definition of “Profit and Losses.”

“Default Loan” has the meaning ascribed to that term in Section 3.03(c).

“Design Services Management Agreement” means that certain Design Services Management Agreement dated as of December 9, 2025 by and between Soluna Holdings, Inc. and Metrobloks, LLC.

“Designated Individual” has the meaning ascribed to that term in Section 10.04(a).

“DevCo” has the meaning ascribed to that term in Exhibit D.

“DevCo Event” means an event whereby cash or other consideration is received by the Company in exchange for contribution of either, or both of, the Phase I Property or the Phase II Property, or any interest therein, to DevCo (or a subsidiary thereof).

“Disabling Conduct” means, in respect of any Person, an act or omission (a) that is a criminal act by such Person that such Person had no reasonable cause to believe was lawful or (b) that constitutes fraud, gross negligence or willful misconduct by such Person.

“Effective Date” has the meaning ascribed to that term in the preamble of this Agreement.

“Eligible Person” means each existing or new employee, manager, officer, director, consultant or other service provider of the Company or its Subsidiaries or other Person determined by the Manager, in its sole and absolute discretion, to be deemed eligible to receive Class B Interests in accordance with the terms hereof.

“Encumbrance” means any lien, pledge, lease or sublease (other than data center leases), license, hypothecation, charge, mortgage, security interest, encumbrance, deed of trust, option, right of first refusal or similar encumbrance (except as resulting from the express terms of this Agreement).

“Exempt Entity” means Soluna and each of its Affiliates.

“Financial Event” means the occurrence of any of the following events with respect to any Person: (i) the making by it of an assignment for the benefit of its creditors, (ii) the filing by it of a voluntary petition in bankruptcy, (iii) an adjudication that it is bankrupt or insolvent, or the entry against it of an order for relief in any bankruptcy or insolvency proceeding, (iv) the filing by it of a petition or an answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, (v) the filing by it of an answer or other pleading admitting or failing to contest the material allegations of the petition filed against it in any proceeding of the nature described in the preceding clause (iv), (vi) the appointment of a trustee, receiver or liquidator of it or of all or any substantial part of its properties (other than in connection with the death or disability of a Person), (vii) an attachment or execution or other judicial seizure of all or a substantial part of its assets, or (viii) the commencement of any proceeding against it seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation that is not dismissed within ninety (90) days of the commencement of such proceeding.

“Fiscal Year” means the calendar year; but, upon the organization of the Company, “Fiscal Year” means the period from the first day of the term of the Company to the next following December 31 and, upon dissolution of the Company, shall mean the period from the end of the last preceding Fiscal Year to the date of such dissolution.

“Governmental Authority” means any international, national, federal, state, provincial or local governmental, regulatory or administrative authority, agency, commission, court, tribunal, arbitral body or self-regulated entity, whether domestic or foreign.

“Gross Asset Value” has the meaning ascribed to that term in Section 2 of Exhibit C.

“Gross PPA MW” means the aggregate megawatts (MW) of generating capacity of the Project under all power purchase agreements entered into with respect to the Project.

“Imputed Closing Costs” means the estimated closing costs and transaction expenses that would be incurred by the Company in connection with a hypothetical sale of the Property at Fair Value, including sales commissions, transfer taxes, and other customary closing costs.

“Imputed Underpayment” has the meaning ascribed to that term in Section 10.04(b).

“IRR” means the internal rate of return, calculated as the annual discount rate at which the net present value of all cash inflows (distributions received) equals the net present value of all cash outflows (Capital Contributions made), computed from the date each such cash flow occurs through the date of determination.

“Joinder Agreement” means a written agreement by and between the Company and a Member pursuant to which such Member agrees to be bound by the terms and conditions of this Agreement as a “Member” as if a direct signatory hereto, in form and substance satisfactory to the Manager.

“LandCo” means, collectively, Phase I LandCo and Phase II LandCo.

“Manager” means the Person that becomes a manager of the Company pursuant to the terms of this Agreement, but does not include any Person that has ceased to be the manager of the Company. For the avoidance of doubt, the Manager may, but need not, be a Member.

“Member” means each Person who has executed this Agreement as of the Effective Date or who hereafter is admitted to the Company as a Member as provided in this Agreement, but does not include any Person who has ceased to be a Member of the Company. For purposes of interpreting this Agreement, references to the term “Member” in Article IV, Article V and Sections 3 through 5 of Exhibit C shall be deemed to refer to a transferee of an interest in the Company who is not admitted as a Member under Section 7.04 unless such interpretation is inconsistent with the provisions of Section 7.03.

“Member Nonrecourse Debt” has the meaning given to “partner nonrecourse debt” in Regulations section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations section 1.704-2(i)(3).

“Member Nonrecourse Deductions” has the meaning given to “partner nonrecourse deductions” in Regulations sections 1.704-2(i)(1) and 1.704-2(i)(2). The amount of Member Nonrecourse Deductions with respect to a Member Nonrecourse Debt for any Accounting Period shall be determined in accordance with Regulations section 1.704-2(i)(2).

“Membership Interest” means the entire interest of a Member in the Company, including rights to distributions (liquidating or otherwise), allocations, information, and the right to participate in the management of the business and affairs of the Company, including the right to vote on, consent to, or otherwise participate in any decision or action of or by the Members granted by this Agreement or the Act.

“Metrobloks” means DC Kati Venture LLC, a Delaware limited liability company, together with its successors and assigns.

“Metrobloks Key Person” means Ernest Popescu or Jeff Mandel or any replacement(s) of any of the foregoing or individuals holding positions having substantially equivalent or similar responsibilities of the foregoing with respect to Metrobloks, LLC.

“Necessary Expenses” means only the following specifically enumerated expenses: (a) amounts required to cure or prevent an event of default under any financing secured by the applicable Property but only to the extent such amounts are expressly required under the terms of such financing agreement and only to the extent that failure to pay such amounts would result in the exercise of foreclosure remedies by the applicable lender within thirty (30) days, (b) amounts required to prevent imminent structural collapse of a building on the applicable Property, or imminent bodily injury to persons lawfully present on the applicable Property but only to the extent such amounts do not exceed $50,000 in the aggregate during any calendar year without Soluna’s prior written consent or (c) amounts required to pay real estate taxes, and property and casualty insurance premiums with respect to the applicable Property; provided, however, that (i) utility expenses shall not constitute Necessary Expenses, (ii) no expense shall qualify as a Necessary Expense unless Metrobloks has provided Soluna with at least fifteen (15) Business Days’ prior written notice of such expense, together with reasonable supporting documentation evidencing the nature, amount and necessity of such expense, (iii) the aggregate amount of Necessary Expenses in any calendar year shall not exceed $250,000 without Soluna’s prior written approval, (iv) no expense shall qualify as a Necessary Expense to the extent it arises from or relates to the negligence, willful misconduct, bad faith or breach of this Agreement by Metrobloks or any of its Affiliates, (v) no expense shall qualify as a Necessary Expense to the extent it is reimbursable from insurance proceeds or third-party indemnification, and (vi) no expense shall qualify as a Necessary Expense to the extent the Company is disputing such expense in good faith.

“Non-Transferable Rights” has the meaning ascribed to that term in Section 7.03.

“Nonrecourse Deductions” has the meaning set forth in Regulations section 1.704-2(b)(1). The amount of Nonrecourse Deductions for an Accounting Period shall be determined in accordance with Regulations section 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Regulations sections 1.704-2(b)(3) and 1.752-1(a)(2).

“Original Buyer” has the meaning ascribed to that term in the Recitals hereto.

“Partnership Audit Rules” shall mean the provisions of this Subchapter C of Subtitle F, Chapter 63 of the Code, as amended by the Bipartisan Budget Act of 2015 (together with any subsequent amendments thereto, Regulations promulgated thereunder and published administrative interpretations thereof).

“Partnership Representative” means the “partnership representative” as such term is used in Code section 6223.

“Person” means an individual, corporation, association, partnership, joint venture, limited liability company, estate, trust or any other legal entity.

“Phase I LandCo” has the meaning ascribed to that term in the Recitals hereto.

“Phase I Project” means the initial approximately 100 MW critical IT data center development to be located on the Phase I Property.

“Phase I Property” means those certain parcel(s) of real property located in Willacy County, Texas, as more particularly described on Exhibit F-1 attached hereto, and all right, title and interest of Phase I LandCo in the improvements, fixtures, personal property, easements, appurtenances, leases, licenses, rights and interests related thereto, on which the Phase I Project shall be located; provided that after the sale or transfer of any portion of the Phase I Property, “Phase I Property” shall mean such portion of the Phase I Property that remains owned by the Company (directly or through Phase I LandCo) from time to time.

“Phase II LandCo” has the meaning ascribed to that term in the Recitals hereto.

“Phase II Project” means the supplemental approximately 250 MW critical IT data center development to be located on the Phase II Property.

“Phase II Property” means those certain parcel(s) of real property located in Willacy County, Texas, as more particularly described on Exhibit F-2 attached hereto, and all right, title and interest of Phase II LandCo in the improvements, fixtures, personal property, easements, appurtenances, leases, licenses, rights and interests related thereto, on which the Phase II Project shall be located, in each case, as more particularly described in the Purchase Agreement; provided that after the sale or transfer of any portion of the Phase II Property, “Phase II Property” shall mean such portion of the Phase II Property that remains owned by the Company (directly or through Phase II LandCo) from time to time.

“Project” means the Phase I Project and, if developed, the Phase II Project, to be referred as “Project Kati 2” for marketing purposes. For the avoidance of doubt, the Project does not include any expansion of “Project Kati 2” beyond the aforesaid Phase I Project and Phase II Project thereof.

“Property” means, collectively, the Phase I Property and, after the closing under the Purchase Agreement, the Phase II Property.

“Post-Conversion Securities” has the meaning ascribed to that term in Section 7.08(b).

“Pre-Conversion Securities” has the meaning ascribed to that term in Section 7.08(b).

“Profits and Losses” means, for each Accounting Period, an amount equal to the Company’s taxable income or loss for such Accounting Period, determined in accordance with Code section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

(a) Income that is exempt from federal income tax and not otherwise taken into account in computing Profits and Losses shall be added to such taxable income or loss.

(b) Any expenditures of the Company described in Code section 705(a)(2)(B), or that are treated as Code section 705(a)(2)(B) expenditures pursuant to Regulations section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Profits and Losses pursuant to this Section, shall be subtracted from such taxable income or loss.

(c) If the Gross Asset Value of any asset is adjusted pursuant to Section 2(b) or (c) of Exhibit C, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits and Losses.

(d) Gain or loss resulting from any disposition of assets with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the assets disposed of (as adjusted under this Agreement), notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value.

(e) In lieu of the depreciation, amortization and other cost-recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Accounting Period as defined hereinafter. For such purposes “Depreciation” means, for each Accounting Period, an amount equal to the depreciation, amortization or other cost-recovery deduction allowable with respect to an asset for such Accounting Period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Accounting Period, Depreciation shall be any amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost-recovery deduction for such Accounting Period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization or other cost-recovery deduction for such Accounting Period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Company.

(f) To the extent an adjustment to the adjusted tax basis of any asset pursuant to Code section 734(b) or Code section 743(b) is required pursuant to Regulations section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits and Losses.

(g) Notwithstanding any other provision of this definition, any items that are specially allocated pursuant to Section 3 of Exhibit C shall not be taken into account in computing Profits and Losses. The amounts of the items of Company income, gain, loss or deduction available to be so specially allocated shall be determined by applying rules analogous to those set forth in this definition.

(h) The Company’s distributive share of any Profits and Losses (as defined herein) from any partnership (including any limited liability company or other entity treated as a partnership for tax purposes) in which it holds an interest, adjusted to avoid taking into account any items otherwise reflected in the Company’s Profits and Losses, shall be included in the Company’s Profits and Losses.

“Purchase Agreement” has the meaning ascribed to that term in the Recitals hereto.

“Regulations” means the Treasury Regulations promulgated under the Code, as such Regulations may be amended from time to time.

“Regulatory Allocations” has the meaning ascribed to that term in Section 3 of Exhibit C.

“Repurchase Closing” has the meaning ascribed to that term in Section 7.09(c).

“Repurchase Exercise Period” has the meaning ascribed to that term in Section 7.09(a).

“Repurchase Interests” has the meaning ascribed to that term in Section 7.09(a).

“Repurchase Notice” has the meaning ascribed to that term in Section 7.09(c).

“Repurchase Price” has the meaning ascribed to that term in Section 7.09(a).

“Repurchase Right” has the meaning ascribed to that term in Section 7.09(a).

“Sale of the Company” means (i) a sale or assignment by one or more Members of their Membership Interests, in one or more transactions, constituting more than fifty percent (50%) of the outstanding Membership Interests in the Company; (ii) a sale or other disposition, in one or more transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole; or (iii) a merger or consolidation involving the Company following which the Persons who own and/or control fifty percent (50%) or more of the equity interests or voting interests of the Company do not immediately after consummation of such merger or consolidation own and/or control fifty percent (50%) of more of the equity or voting interests in the surviving entity.

“Securities” means Membership Interests or any other equity securities (or any securities convertible into or exercisable or exchangeable for Membership Interests or other equity securities) of the Company or any of its Subsidiaries.

“Separate Agreement” means, with respect to any Person, any employment agreement, consulting agreement, offer letter, equity incentive letter agreement, award agreement or other separate written agreement between such Person and the Company or a Subsidiary or Affiliate thereof, on the one hand, and such Person, on the other hand.

“Service Member” means Metrobloks or any its Affiliates that hold any Membership Interests as of the Effective Date.

“State of Formation” has the meaning ascribed to that term in Section 2.01.

“Soluna” means Soluna HPC KK II HoldCo, LLC.

“Soluna Capital Commitment” has the meaning ascribed to that term in Section 3.03(a).

“Subsidiary” means, with respect to any specified Person (the “parent”) at any date, (a) any other corporation, limited liability company, association or other business entity of which, (i) securities or other ownership interests representing more than fifty percent (50%) of the voting power thereof or (ii) the majority interest in the capital or profits of such corporation, limited liability company, association or other business entity, are owned, controlled or held by the parent and/or one or more Subsidiaries of the parent and (b) any other Person that is otherwise Controlled by the parent and/or one or more Subsidiaries of the parent. For the avoidance of doubt, Phase I LandCo and Phase II LandCo are each Subsidiaries of the Company.

“Tax Representative” has the meaning ascribed to that term in Section 10.04(b).

“Transfer” means, as a noun, any voluntary or involuntary transfer, sale, pledge, hypothecation, gift or other disposition and, as a verb, voluntarily or involuntarily to transfer, sell, pledge, hypothecate, give or otherwise dispose of.